Exhibit 10.19

WAG LABS, INC.

2014 STOCK PLAN

RESTRICTED STOCK UNIT AWARD NOTICE

Wag Labs, Inc. (the “Company”) has granted to you an award of Shares wherein the Shares that vest will be issued to you shortly after the vesting date (such award, a “Restricted Stock Unit Award” or “Award”). Each “RSU” granted under this Award represents the right to be issued one Share at the time the RSU vests. The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement (the “RSU Agreement”) and the Company’s 2014 Stock Plan, as amended (the “Plan”), which are available as provided below and incorporated into the Award Notice in their entirety. Capitalized terms not explicitly defined in this Award Notice but defined in the Plan shall have the same definitions as in the Plan.

Participant:	<name>
Date of Grant:	<award_date>
Vesting Commencement Date:	<vest_start_date>
Number of Restricted Stock Units (“RSUs”):	<shares_awarded>
Expiration Date:	10th Anniversary of the Grant Date

Vesting Schedule: This Award has two vesting components, both of which must be achieved to vest in any portion of this Award. No RSUs will be Vested Units (as defined in the RSU Agreement) unless and until both vesting components are satisfied. Each installment of RSUs that become Vested Units is a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

1.Time-Based Vesting: Subject to your continuous Service with the Company on each of the following dates, the RSUs will satisfy the Time-Based Vesting requirement:

Period of Continuous Employment or other Service	Portion of Total Award
Relationship from Vesting Commencement Date	Satisfying this Condition

One year following the Vesting Commencement Date:	25%

At the end of every three month period measured from the one-year anniversary of the Vesting Commencement Date:	6.25%

2.Performance-Based Vesting: The RSUs will satisfy the Performance-Based Vesting Requirement only if (i) a Liquidity Event occurs on or prior to the Expiration Date and (ii) you remain in continuous Service with the Company through the date of the Liquidity Event.

On the date the Performance-Based Vesting condition is satisfied, you will become vested in the number of RSUs that have satisfied the Time-Based Vesting condition. If you fail to satisfy the Performance-Based Vesting condition (including remaining in Service through the date of the Liquidity Event) by the Expiration Date, all your RSUs will expire, unvested (regardless of your satisfaction of the Time-Based Vesting condition), on the earlier of (x) your termination of Service and (y) the Expiration Date.

“Liquidity Event” means the earlier to occur of (a) a corporate transaction described in Section 8(b) of the Plan (but only if that transaction is also a change in ownership of the Company or a substantial portion of the Company’s assets, per Treasury Regulation Section 1.409A-3(i)(5)(v) and (vii)) and (b) a Public Listing Event. A Liquidity Event is a bona fide organizational goal of the Company, the occurrence of which prior to the Expiration Date the Board has determined is substantially uncertain as of the Grant Date.

“Public Listing Event” means the date that the Company’s capital stock becomes listed to trade on a national market or exchange such as Nasdaq or NYSE, whether through a registration statement filed with the U.S. Securities and Exchange Commission relating to the initial public offering of a class of the Company’s equity securities, a merger with a special purpose acquisition company, a direct listing, or a similar transaction.

In addition, if your Service with the Company terminates at the closing of a Liquidity Event, all of the RSUs that have not satisfied the Time-Based Vesting requirement will become fully vested as of the closing.

Settlement Schedule: With respect to any portion of the RSUs that satisfies both the Time-Based Vesting and Performance-Based Vesting conditions, the Company will settle the vested RSUs in Shares promptly after the achievement of both vesting conditions, but in any event not later than March 15 of the year following the calendar year in which the RSUs became vested (that is, the expiration of the period determined under Treasury Regulation Section 1.409A-1(b)(4)).

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the RSU Agreement and the Plan, which together form the entire agreement between the parties on the matters set forth herein. You further acknowledge that the vesting of the RSUs pursuant to this Award Notice and the RSU Agreement is conditioned on the occurrence of Liquidity Event as well as your continued service. You further acknowledge that as of the Date of Grant, the Award Notice, the RSU Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the subject. By accepting this Award, you consent to receive the documents related to the Plan and this Award by electronic delivery and to participate in the plan through any electronic portal such as Carta established by the Company for the administration of the Plan (the “Admin Portal”). You acknowledge that you may incur costs in connection with any such delivery by means of electronic transmission, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with your ability to access the documents.

WAG LABS, INC.	PARTICIPANT

By:	<name>
Its:

Incorporated Documents:

1.	Restricted Stock Unit Award Agreement
2.	2014 Stock Plan

WAG LABS, INC.
2014 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), Wag Labs, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under its 2014 Stock Plan, as amended (the “Plan”) for the number of Restricted Stock Units indicated in your Award Notice. Capitalized terms not explicitly defined in this Agreement or the Award Notice but defined in the Plan shall have the same definitions as in the Plan.

The details of the Award are as follows:

1.	Vesting and Settlement

The Award will vest and become payable according to the Vesting Schedule (as defined in the Award Notice). Service will be deemed to continue for any purpose under this Agreement while you are working on a part-time basis or on a bona fide leave of absence approved by the Company in writing. RSUs that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” RSUs that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” If you fail to satisfy a vesting condition set forth in the Vesting Schedule prior to the Expiration Date (or, if earlier, your termination of Service) for any reason, all unvested RSUs as of the date you first fail to satisfy such condition will automatically terminate and be cancelled for no consideration. On a termination or forfeiture of one or more RSUs (including upon the Expiration Date), you will have no further right with respect to such RSUs or the Shares previously allocated thereto.

The Company will settle the Vested Units as set forth in the Settlement Schedule (as defined in the Award Notice). One Share will be issuable for each Vested Unit (subject to adjustment in accordance with Section 8 of the Plan, in which case, any additional RSUs and any new, substituted or additional Shares, cash or other property that become subject to this Award as a result will be subject to the same conditions and restrictions as applicable to the RSUs to which they relate). The form of any delivery of Shares (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company. No Shares will be issued to you upon settlement of these RSUs unless and until the Company has determined that (i) you and the Company have taken any actions required to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange or other securities market on which Shares are listed has been satisfied; and (iii) any other applicable provision of federal, state or foreign law has been satisfied. The Company will have no liability to issue Shares in respect of the RSUs unless it is able to do so in compliance with applicable law.

2.	Termination of Award upon Termination of Service

On your termination of Service, any portion of the Award that has not vested (as to both the Time-Based Vesting and the Performance-Based Vesting) will immediately terminate and all such Unvested Units will immediately be forfeited to the Company without the payment of any further consideration to you.

3.	Securities Law Compliance

3.1You represent and warrant that you (a) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

3.2You hereby agree that you will in no event sell or distribute all or any part of the Shares unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the Securities and Exchange Commission and has not represented to you that it will so maintain registration of the Shares.

3.3You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

3.4You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4.	Transfer Restrictions

RSUs shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

5.	No Rights as Stockholder

Restricted Stock Units are bookkeeping entries and represent only the Company’s unfunded and unsecured promise to issue Shares on a future date under specified conditions. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company. Restricted Stock Units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing the Shares.

6.	Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the RSUs and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the RSUs and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the RSUs and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

7.	Withholding

You are ultimately responsible for all taxes owed in connection with this Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any Related Company takes with respect to any such Tax Withholding Obligation that arises in connection with this Award. As a condition to the issuance of Shares pursuant to this Award, if required by applicable law, you agree to make arrangements satisfactory to the Company for the payment of the Tax Withholding Obligation that arises upon receipt of the Shares or otherwise. The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation. In its sole discretion, if permitted or required by law, the Company may withhold from the Shares otherwise payable to you with respect to your Vested Units the number of whole Shares required to satisfy the Tax Withholding Obligation. In addition, if and so long as the Shares are registered under Section 12(b) or 12(g) of the Exchange Act, the Company in its sole discretion may require you to instruct a brokerage firm designated or approved by the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you in payment of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Notwithstanding the forgoing, to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to you an amount sufficient to satisfy the Tax Withholding Obligation.

8.	General Provisions

8.1Assignment. The Company may assign its rights under the Award and the Plan at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board of Directors.

8.2No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

8.3Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either you or the RSUs pursuant to the express provisions of this Agreement. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with applicable laws or facilitate the administration of the Plan, including but not limited to placing legends on the certificates reflecting the Shares and the issuance of stock transfer orders prior to the removal of those legends. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are working at the time of grant, vesting the Award or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you are and will be solely responsible for and must fulfill.

8.4Agreement Is Entire Contract. This Agreement (including the Plan and any other documents incorporated by reference) constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

8.5No Employment or Service Contract. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.

8.7Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

8.8Section 409A. Payments made pursuant to this Agreement are intended to qualify for an exemption from the requirements of Section 409A of the Code, including any applicable regulations and guidance issued thereunder, and including transition guidance, to the extent Section 409A of the Code is applicable thereto. This Agreement shall be interpreted, operated and administered in a manner consistent with this intention. If this Agreement is not so exempt, the Company intends that this Agreement be interpreted, operated and administered in a manner that is compliant with Section 409A of the Code and any official guidance issued thereunder. Without limiting the generality of the foregoing, each payment made pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

To the extent necessary to satisfy the requirements under Code Section 409A, any reference to your termination of Service or similar terms applicable to this Award will mean your “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if this Award constitutes “nonqualified deferred compensation,” is payable on a termination of Service, and you are a “specified employee” of the Company or any affiliate thereof within the meaning of Code Section 409A(a)(2)(B)(i) on the day of your termination of Service, then no such payment will be made prior to the date that is the earlier of (i) six months and one day after your termination of Service, or (ii) your death, but only to the extent such delay is necessary so that this Award is not subject to additional tax or interest under Code Section 409A. Each installment of your RSUs that vests is intended to constitute a separate payment for purposes of Code Section 409A.

Notwithstanding any other provision in this Agreement or the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that payments made pursuant to this Agreement qualifies for exemption from or complies with Section 409A of the Code. However, the Company makes no representations that payments made pursuant to this Agreement shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to payments made under this Agreement.

8.9Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any. Accordingly, this Agreement will be deemed to be the product of all the parties hereto, and no ambiguity will be construed in favor of or against any one of the parties hereto.

8.10Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement, you acknowledge that:

●the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time;
●the grant of the Award is a one-time benefit which does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards;
●all determinations with respect to any future grants, including, but not limited to, the times when Awards will be granted, the number of Shares subject to each Award, and the time or times when each Award will vest or be exercisable or settled, will be at the sole discretion of the Company;
●your participation in the Plan is voluntary;
●the value of the Award is an extraordinary item of compensation which is outside the scope of your employment contract, if any;
●the Award is not part of normal or expected compensation for purposes of calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments unless expressly provided for under the terms of a specific Company benefit plan, and you will have no entitlement to compensation or damages as a consequence of your forfeiture of any unvested portion of the Award as a result of your termination of Service for any reason;
●the vesting of the Award ceases on your termination of Service for any reason (except as may otherwise be explicitly provided in the Plan or this Agreement);
●the future value of the Shares is unknown and cannot be predicted with certainty;
●if the Shares do not increase in value, the Award will have no value; and
●if you are not a direct employee of the Company, the grant of the Award will not be interpreted to form an employment or other relationship with the Company.

8.11Data Privacy. By entering into this Agreement, you:

●explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan;
●understand that the Company and your employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title and details of all awards or entitlement to the Shares granted to you under the Plan or otherwise (“Data”);
●understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued on vesting of the Award may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country; and
●authorize the Company, its affiliates and its agents to store and transmit the information in electronic form.